NEWS	FOR IMMEDIATE RELEASE
Exhibit 99.1
CORELOGIC REPORTS FIRST QUARTER 2018 FINANCIAL RESULTS

Outstanding Operating Performance Highlighted by Revenue Growth, Significant Margin Expansion and Strong Cash Flow Generation

Irvine, Calif., April 25, 2018 - CoreLogic (NYSE: CLGX), a leading global provider of property information, insight, analytics and data-enabled solutions, today reported financial results for the quarter ended March 31, 2018. Operating and financial highlights for the first quarter appear below.

•
Revenues of $445 million were up 1% led by growth across the Property Intelligence & Risk Management (PIRM) segment and market outperformance by the Underwriting & Workflow Solutions (UWS) segment which largely offset the impact of an estimated 10% decline in U.S. mortgage origination unit volumes.

•
Operating income from continuing operations rose 36% to $44 million attributable to productivity and cost management program benefits as well as the positive effects of revenue growth and favorable business mix.

•	Net income from continuing operations increased $16 million, or 123%, to $28 million.

•	Diluted EPS from continuing operations was up 127% to $0.34. Adjusted EPS totaled $0.52 per share, up 41%.

•	Adjusted EBITDA rose 15% to $103 million. Adjusted EBITDA margin was up 280 basis points to 23%.

•	The Company completed the acquisition of eTech Solutions and repurchased 400,000 of its common shares.

“CoreLogic is off to a very strong start in 2018 delivering top line growth, strong margin expansion and high levels of free cash flow. Operationally, both PIRM and UWS executed extremely well against our business plans as we continued to outperform the U.S. mortgage market volume trends and expand our footprint in areas such as property insights, international, insurance & spatial solutions and valuations,” said Frank Martell, President and Chief Executive Officer of CoreLogic. “We also drove up Adjusted EBITDA margins almost 300 basis points through productivity, cost management and favorable revenue mix. I believe our first quarter margin improvement is an important indicator of the progress we are making toward achieving our longer-term profitability targets.”

"We head into the balance of 2018 excited by the opportunities inherent in our strategic plan which is focused on delivering unique, must-have insights that power and connect the global housing ecosystem over the long term. We remain focused on capitalizing on our scale and market leadership and the opportunities presented by a strong purchase-driven mortgage cycle in the U.S. where we have built solutions that are poised to capitalize on the benefits of high operating leverage. In addition, our insurance & spatial solutions and international businesses provide us with opportunities for high margin non-cyclical growth,” Martell added.

First Quarter Financial Summary

First quarter revenues totaled $445 million compared with $440 million in the same 2017 period. PIRM revenues rose 5% to $174 million, driven by organic growth in property insights, including international operations, and benefits from insurance & spatial solutions related acquisitions completed in 2017. UWS segment revenues totaled $273 million, down 1%, as organic growth and the 2017 acquisition of Mercury Network largely offset the impact of lower U.S. mortgage loan unit volumes and planned vendor diversification by two appraisal management clients.

Operating income from continuing operations totaled $44 million for the first quarter compared with $33 million for the first quarter of 2017. The 36% year-over-year increase in operating income was principally attributable to revenue growth and favorable business mix as well as cost productivity related gains. First quarter operating income margin was up approximately 260 basis points to 10%.

First quarter net income from continuing operations totaled $28 million compared with $13 million in the same 2017 period. The increase was primarily attributable to operating upsides outlined previously, along with a net tax benefit in the current quarter, which more than offset higher interest expense and depreciation and amortization. First quarter diluted EPS from continuing operations totaled $0.34 compared with $0.15 in 2017.  Adjusted diluted EPS totaled $0.52, up from $0.37 in the first quarter of 2017.

Adjusted EBITDA aggregated $103 million in the first quarter compared with $90 million in the same prior year period. The 15% increase in adjusted EBITDA was principally driven by revenue growth, improved business mix and cost productivity. PIRM segment adjusted EBITDA increased 19% to $50 million. UWS segment adjusted EBITDA increased 21% to $65 million. Adjusted EBITDA margin was up 280 basis points to 23%.

Productivity Programs
As previously announced, the Company intends to incur cash and non-cash charges of approximately $15 million over the course of 2018 relating to its expansion of certain efficiency programs and infrastructure enhancements. These charges will be reflected in the Company’s GAAP financial results and will be excluded from Adjusted EBITDA and Adjusted EPS metrics which are non-GAAP measures. This program is expected to increase overall operating efficiency and accelerate the transformation of certain technology and data platforms. In addition, the Company expects to further consolidate its real estate footprint, reduce SG&A costs and automate and/or outsource certain business activities.

Liquidity and Capital Resources
As of March 31, 2018, the Company had cash and cash equivalents of $124 million compared with $119 million at December 31, 2017. Total debt as of March 31, 2018 was $1,732 million compared with $1,777 million as of December 31, 2017. As of March 31, 2018, the Company had available capacity on its revolving credit facility of $700 million.

Net operating cash provided by continuing operations for the twelve months ended March 31, 2018 was $384 million. Free cash flow (FCF) for the twelve months ended March 31, 2018 totaled $307 million, which represented 62% of adjusted EBITDA. FCF is defined as net cash provided by continuing operating activities less capital expenditures for purchases of property and equipment, capitalized data and other intangible assets.

In the first quarter of 2018, the Company repurchased 400,000 of its common shares for $18.5 million.  The Company also completed the acquisition of UK-based eTech Solutions in February 2018 utilizing cash on hand.

Teleconference/Webcast
CoreLogic management will host a live webcast and conference call on Thursday, April 26, 2018, at 8:00 a.m. Pacific time (11:00 a.m. Eastern Time) to discuss these results. All interested parties are invited to listen to the event via webcast on the CoreLogic website at http://investor.corelogic.com. Alternatively, participants may use the following dial-in numbers: 1-844-861-5502 for U.S./Canada callers or 412-858-4604 for international callers. Additional detail on the Company's results are included in the quarterly financial supplement, available on the Investor Relations page at http://investor.corelogic.com.

A replay of the webcast will be available on the CoreLogic investor website for 10 days and through the conference call number 1-877-344-7529 for U.S. participants, 855-669-9658 for Canada participants or 1-412-317-0088 for international participants using Conference ID 10118566.

Media Contact: Alyson Austin, office phone: 949-214-1414, e-mail: alaustin@corelogic.com
Investor Contact: Dan Smith, office phone: 703-610-5410, e-mail: danlsmith@corelogic.com

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About CoreLogic

CoreLogic (NYSE: CLGX) is a leading global property information, analytics and data-enabled solutions provider. The Company's combined data from public, contributory and proprietary sources includes over 4.5 billion records spanning more than 50 years, providing detailed coverage of property, mortgages and other encumbrances, consumer credit, tenancy, location, hazard risk and related performance information. The markets CoreLogic serves include real estate and mortgage finance, insurance, capital markets, and the public sector. CoreLogic delivers value to clients through unique data, analytics, workflow technology, advisory and managed solutions. Clients rely on CoreLogic to help identify and manage growth opportunities, improve performance and mitigate risk. Headquartered in Irvine, Calif., CoreLogic operates in North America, Western Europe and Asia Pacific. For more information, please visit www.corelogic.com.

Safe Harbor / Forward Looking Statements

Certain statements made in this press release are forward-looking statements within the meaning of the federal securities laws, including but not limited to those statements related to the Company's productivity excellence, the Company's overall financial performance, including future revenue, adjusted EBITDA and adjusted EPS growth, and the Company's margin, tax rate and cash flow profile; and the Company's plans to continue to return capital to shareholders through the share repurchase program. Risks and uncertainties exist that may cause the results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include the risks and uncertainties set forth in Part I, Item 1A of our most recent Annual Report on Form 10-K. These risks and uncertainties include but are not limited to: our ability to protect our information systems against data corruption, cyber-based attacks or network security breaches; limitations on access to or increase in prices for data from external sources, including government and public record sources; changes in applicable government legislation, regulations and the level of regulatory scrutiny affecting our customers or us, including with respect to consumer financial services and the use of public records and consumer data; systems interruptions that may impair the delivery of our products and services; difficult conditions in the mortgage and consumer lending industries and the economy generally; our ability to protect proprietary rights; our technology and growth strategies and our ability to effectively and efficiently implement them; risks related to the outsourcing of services and international operations; our indebtedness and the restrictions in our various debt agreements; our ability to realize the anticipated benefits of certain acquisitions and/or divestitures and the timing thereof; the inability to control the operations or dividend policies of our partially-owned affiliates; and impairments in our goodwill or other intangible assets. The forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Use of Non-GAAP (Generally Accepted Accounting Principles) Financial Measures

This press release contains certain non-GAAP financial measures which are provided only as supplemental information. Investors should consider these non-GAAP financial measures only in conjunction with the most directly comparable GAAP financial measures. These non-GAAP measures are not in accordance with or a substitute for U.S. GAAP. The Company is not able to provide a reconciliation of projected adjusted EBITDA or projected adjusted earnings per share to respective GAAP results due to the unknown effect, timing and potential significance of special charges or gains.

The Company believes that its presentation of non-GAAP measures, such as adjusted EBITDA, adjusted EPS and FCF, provides useful supplemental information to investors and management regarding the Company's financial condition and results. Adjusted EBITDA is defined as net income from continuing operations adjusted for interest, taxes, depreciation and amortization, stock compensation, non-operating gains/losses and other adjustments. Adjusted EPS is defined as income from continuing operations, net of tax per diluted share, adjusted for stock compensation, amortization of acquisition-related intangibles, non-operating gains/losses, and other adjustments; tax affected at an assumed effective tax rate of 26% and 35% for 2018 and 2017, respectively. FCF is defined as net cash provided by continuing operating activities less capital expenditures for purchases of property and equipment, capitalized data and other intangible assets. Other firms may calculate non-GAAP measures differently than CoreLogic, which limits comparability between companies.

(Additional Financial Data Follow)

CORELOGIC, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	For the Three Months Ended
	March 31,
(in thousands, except per share amounts)	2018	2017
Operating revenues	$444,900	$439,851
Cost of services (excluding depreciation and amortization shown below)	239,389	251,966
Selling, general and administrative expenses	114,952	111,850
Depreciation and amortization	46,140	43,472
Total operating expenses	400,481	407,288
Operating income	44,419	32,563
Interest expense:
Interest income	530	338
Interest expense	17,692	14,131
Total interest expense, net	(17,162)	(13,793)
Gain on investments and other, net	161	935
Income from continuing operations before equity in earnings/(losses) of affiliates and income taxes	27,418	19,705
(Benefit)/provision for income taxes	(711)	6,274
Income from continuing operations before equity in earnings/(losses) of affiliates	28,129	13,431
Equity in earnings/(losses) of affiliates, net of tax	233	(723)
Net income from continuing operations	28,362	12,708
(Loss)/income from discontinued operations, net of tax	(75)	2,417
Gain from sale of discontinued operations, net of tax	—	313
Net income	$28,287	$15,438
Basic income per share:
Net income from continuing operations	$0.35	$0.15
(Loss)/income from discontinued operations, net of tax	—	0.03
Gain from sale of discontinued operations, net of tax	—	—
Net income	$0.35	$0.18
Diluted income per share:
Net income from continuing operations	$0.34	$0.15
(Loss)/income from discontinued operations, net of tax	—	0.03
Gain from sale of discontinued operations, net of tax	—	—
Net income	$0.34	$0.18
Weighted-average common shares outstanding:
Basic	81,254	84,432
Diluted	82,820	86,341

Please refer to the full Form 10-Q filing for the complete financial statements and related notes that are an integral part of the financial statements.

CORELOGIC, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

(in thousands, except par value)	March 31,	December 31,
Assets	2018	2017
Current assets:
Cash and cash equivalents	$123,698	$118,804
Accounts receivable (less allowance for doubtful accounts of $6,946 and $8,229 as of March 31, 2018 and December 31, 2017, respectively)	244,046	256,595
Prepaid expenses and other current assets	45,202	47,220
Income tax receivable	8,053	7,649
Total current assets	420,999	430,268
Property and equipment, net	443,869	447,659
Goodwill, net	2,262,081	2,250,599
Other intangible assets, net	461,781	475,613
Capitalized data and database costs, net	329,146	329,403
Investment in affiliates, net	38,525	38,989
Deferred income tax assets	57	366
Other assets	110,721	104,516
Total assets	$4,067,179	$4,077,413
Liabilities and Equity
Current liabilities:
Accounts payable and other accrued expenses	$171,030	$145,655
Accrued salaries and benefits	76,146	93,717
Contract liabilities, current	310,590	303,948
Current portion of long-term debt	49,699	70,046
Total current liabilities	607,465	613,366
Long-term debt, net of current	1,660,241	1,683,524
Contract liabilities, net of current	527,791	504,900
Deferred income tax liabilities	103,695	102,571
Other liabilities	159,978	165,176
Total liabilities	3,059,170	3,069,537

Stockholders' equity:
Preferred stock, $0.00001 par value; 500 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.00001 par value; 180,000 shares authorized; 81,636 and 80,885 shares issued and outstanding as of March 31, 2018 and December 31, 2017, respectively	1	1
Additional paid-in capital	219,594	224,455
Retained earnings	881,798	877,111
Accumulated other comprehensive loss	(93,384)	(93,691)
Total stockholders' equity	1,008,009	1,007,876
Total liabilities and equity	$4,067,179	$4,077,413

Please refer to the full Form 10-Q filing for the complete financial statements and related notes that are an integral part of the financial statements.

CORELOGIC, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	For the Three Months Ended
	March 31,
(in thousands)	2018	2017
Cash flows from operating activities:
Net income	$28,287	$15,438
Less: (Loss)/income from discontinued operations, net of tax	(75)	2,417
Less: Gain from sale of discontinued operations, net of tax	—	313
Net income from continuing operations	28,362	12,708
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	46,140	43,472
Amortization of debt issuance costs	1,376	1,440
Provision for bad debt and claim losses	2,847	3,758
Share-based compensation	8,677	12,167
Equity in (earnings)/losses of affiliates, net of taxes	(233)	723
Deferred income tax	6,250	8,911
Gain on investment and other, net	(161)	(935)
Change in operating assets and liabilities, net of acquisitions:
Accounts receivable	12,745	10,952
Prepaid expenses and other current assets	(764)	4,952
Accounts payable and other accrued expenses	4,987	(11,267)
Contract liabilities	(2,756)	15,447
Income taxes	(482)	(2,293)
Dividends received from investments in affiliates	776	—
Other assets and other liabilities	(7,537)	(4,357)
Net cash provided by operating activities - continuing operations	100,227	95,678
Net cash provided by/(used in) operating activities - discontinued operations	2	(25)
Total cash provided by operating activities	$100,229	$95,653
Cash flows from investing activities:
Purchases of property and equipment	(9,940)	(8,671)
Purchases of capitalized data and other intangible assets	(9,544)	(8,441)
Cash paid for acquisitions, net of cash acquired	(20,533)	—
Proceeds from sale of property and equipment	100	3
Proceeds from investments	980	—
Net cash used in investing activities - continuing operations	(38,937)	(17,109)
Net cash provided by investing activities - discontinued operations	—	—
Total cash used in investing activities	$(38,937)	$(17,109)
Cash flows from financing activities:
Proceeds from long-term debt	$95	$—
Repayment of long-term debt	(45,722)	(17,641)
Shares repurchased and retired	(18,479)	(19,837)
Proceeds from issuance of shares in connection with share-based compensation	15,473	2,390
Payment of tax withholdings related to net share settlements	(10,532)	(12,262)
Net cash used in financing activities - continuing operations	(59,165)	(47,350)
Net cash provided by financing activities - discontinued operations	—	—
Total cash used in financing activities	$(59,165)	$(47,350)
Effect of exchange rate on cash, cash equivalents and restricted cash	311	(814)
Net change in cash, cash equivalents and restricted cash	$2,438	$30,380
Cash, cash equivalents and restricted cash at beginning of period	129,869	89,974
Less: Change in cash, cash equivalents and restricted cash - discontinued operations	2	(25)
Plus: Cash swept from/(to) discontinued operations	2	(24)
Cash, cash equivalents and restricted cash at end of period	$132,307	$120,355

Please refer to the full Form 10-Q filing for the complete financial statements and related notes that are an integral part of the financial statements.

CORELOGIC, INC.
RECONCILIATION OF ADJUSTED EBITDA
UNAUDITED

	For the Three Months Ended March 31, 2018
(in thousands)	PIRM	UWS	Corporate	Elim	CoreLogic
Net income/(loss) from continuing operations	$20,671	$47,754	$(40,063)	$—	$28,362
Income taxes	—	—	(633)	—	(633)
Depreciation and amortization	25,735	14,964	5,441	—	46,140
Interest expense, net	279	75	16,808	—	17,162
Share-based compensation	1,086	2,340	5,251	—	8,677
Non-operating losses	500	—	446	—	946
Efficiency investments	—	—	499	—	499
Transaction costs	1,215	—	826	—	2,041
Amortization of acquired intangibles included in equity in earnings of affiliates	233	—	—	—	233
Adjusted EBITDA	$49,719	$65,133	$(11,425)	$—	$103,427

	For the Three Months Ended March 31, 2017
(in thousands)	PIRM	UWS	Corporate	Elim	CoreLogic
Net income/(loss) from continuing operations	$14,761	$36,193	$(38,246)	$—	$12,708
Income taxes	—	—	5,826	—	5,826
Depreciation and amortization	24,860	13,802	4,810	—	43,472
Interest expense, net	519	383	12,891	—	13,793
Share-based compensation	1,418	1,075	9,674	—	12,167
Non-operating (gains)/losses	—	362	(1,358)	—	(996)
Efficiency investments	—	2,220	346	—	2,566
Transaction costs	—	—	258	—	258
Amortization of acquired intangibles included in equity in losses of affiliates	156	—	—	—	156
Adjusted EBITDA	$41,714	$54,035	$(5,799)	$—	$89,950

CORELOGIC, INC.
RECONCILIATION OF ADJUSTED EPS
UNAUDITED

	For the Three Months Ended March 31,
(diluted income per share)	2018	2017
Net income from continuing operations	$0.34	$0.15
Share-based compensation	0.10	0.14
Non-operating losses/(gains)	0.01	(0.01)
Efficiency investments	0.01	0.03
Transaction costs	0.02	—
Depreciation and amortization of acquired software and intangibles	0.22	0.20
Income tax effect on adjustments	(0.18)	(0.14)
Adjusted EPS	$0.52	$0.37

CORELOGIC, INC.
RECONCILIATION TO FREE CASH FLOW
UNAUDITED

(in thousands)	For the Twelve Months Ended March 31, 2018
Net cash provided by operating activities - continuing operations	$384,479
Purchases of property and equipment	(41,777)
Purchases of capitalized data and other intangible assets	(36,093)
Free Cash Flow	$306,609